UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
_____________

FORM 8-K
_____________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 22, 2010

PRESTIGE BRANDS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32433 (Commission File Number)	20-1297589 (IRS Employer Identification No.)

90 North Broadway, Irvington, New York 10533
 (Address of Principal Executive Offices)

(914) 524-6810
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 7.01.  Regulation FD Disclosure.

On September 20, 2010, Prestige Brands Holdings, Inc. (the “Company”) filed a Current Report on Form 8-K, which is incorporated herein by this reference, reporting that it had entered into a definitive stock purchase agreement by and among the Company (as Buyer), Blacksmith Brands Holdings, Inc. (“Blacksmith”), and the securityholders of Blacksmith (as Sellers) (the “Sellers”) to acquire all of the outstanding shares of Blacksmith and had issued a press release announcing the proposed acquisition of Blacksmith.  The acquisition is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which was received from the Federal Trade Commission on September 24, 2010.

In connection with closing the acquisition of Blacksmith, the Company's wholly-owned subsidiary Prestige Brands, Inc. (the “Issuer”) intends to issue $100 million in aggregate principal amount of 8.25% Senior Notes due 2018 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).  In connection with offering the Notes, information about Blacksmith that is summarized below will be revealed to potential investors in the Notes.  By filing this Current Report on Form 8-K and furnishing the information contained herein, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

This report does not constitute an offer to sell or the solicitation of an offer to buy the Notes.  Any offers of the Notes will be made only by means of a private offering memorandum.  The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Information About the Company's Second Fiscal Quarter and Six-Month Period Ended September 30, 2010

While the Company is in the process of finalizing its second quarter results, based on its preliminary results it estimates that for the second quarter of 2010, which ended September 30, 2010, net revenues will decline approximately 3% as compared to the second fiscal quarter of 2009 (excluding the divested Cutex line for both periods), primarily due to heavy retailer buy-in of the Company’s cough and cold products in anticipation of an unusually strong cold and flu season driven by H1N1 in the second fiscal quarter of 2009.  For the six-month period ended September 30, 2010, net revenues are expected to be flat to an increase of 1% as compared to the six-month period ended September 30, 2009.  The Company expects Adjusted EBITDA (as defined below) for the quarter and the six-month period ended September 30, 2010 to be higher than the quarter and six-month period ended September 30, 2009, primarily as a result of reduced general and administrative costs due to workforce reductions in September 2009 and lower advertising and promotion expense as a result of unusually heavy support for Allergen Block products as compared to the first half of fiscal 2009.  “Adjusted EBITDA” means net income before interest expense, income taxes and depreciation and amortization, impact of discontinued operations, impairment of goodwill and intangible assets, stock-based compensation, and certain non-recurring, non-cash and other cash expenses which management believes will not be incurred, except for stock-based compensation, in the future.

As of September 30, 2010, the Company estimates that it had $55.0 million of cash and equivalents, $30.0 million of availability under its revolving credit facility and $295.5 million of total debt.

Information About Certain Anticipated Effects of the Acquisition of Blacksmith Upon the Company

The Company expects the following as a result of the acquisition of Blacksmith:

•	Trailing twelve-month additional revenues resulting from the acquisition are expected to be approximately $90 million;

•	EBITDA on the Blacksmith business is expected to be approximately 30%; and

•	The acquisition is expected to be accretive by $0.16 to $0.20 per share in the first year of the acquisition.

Forward-Looking Statements

Note: This Current Report on Form 8-K contains "forward-looking statements" within the meaning of the federal securities laws and that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995.  "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.  The "forward-looking statements" include, without limitation, statements regarding the effects of the acquisition of Blacksmith upon the Company’s future performance.  These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict.  Actual results could differ materially from those expected as a result of a variety of factors.  A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

In accordance with General Instruction B.2 of this Current Report on Form 8-K, the information presented in this Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Exchange Act of 1934, unless the Company specifically states that the information is to be considered “filed” under the Securities Exchange Act of 1934 or incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.
(Registrant)

Date: October 22, 2010
	By:	/s/ Peter J. Anderson
	Name:	Peter J. Anderson
	Title:	Chief Financial Officer